UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  September 16, 2005

MAIR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17895	41-1616499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fifth Street Towers, Suite 1360

150 South Fifth Street

Minneapolis, MN  55402

(Address of Principal Executive Offices, including Zip Code)

(612) 333-0021

Registrant’s Telephone Number, including Area Code

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On September 14, 2005, Northwest Airlines, Inc. (“Northwest”) filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code.  In connection with its bankruptcy petition, Northwest filed several motions.  One of those motions requested an order from the bankruptcy court granting Northwest the right, within 45 days of the bankruptcy petition, to revise and/or terminate the leases for certain specified aircraft, including the 35 Avro Regional Jet Aircraft (the “Avros”) that Mesaba Aviation, Inc. (“Mesaba’), a wholly owned subsidiary of MAIR Holdings, Inc. (“the Company”), operates for Northwest.  The bankruptcy court will hear this motion on October 6, 2005.  A termination of the Avro leases, or a significant decrease in utilization of the Avros by Northwest, would have harmful results on Mesaba’s financial condition.

Northwest’s bankruptcy filing was made one day after the Company announced that Northwest missed a payment due on September 12, 2005 to Mesaba.  Northwest’s bankruptcy filing may also result in Northwest missing future payments due to Mesaba, including the payment due on September 26, 2005, which payment is for services rendered between September 1 and September 15.  Payment for services provided by Mesaba to Northwest through the date on which Northwest filed for bankruptcy protection may constitute pre-petition claims.  Mesaba cannot provide assurance that it will receive all or a portion of any payments due from Northwest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2005	By	/s/ Ruth M. Timm
Ruth M. Timm
	Its	Vice President, General Counsel